Exhibit 10.1

PATENT BROKER AGREEMENT

This Patent Broker Agreement (this “Agreement”) is made and entered into as of October 30, 2009 (“Effective Date”) by and between IPotential, LLC, with a business office at 1400 Fashion Island Blvd., Suite 601, San Mateo, CA 94404 (hereafter “IPotential”), and Entorian Technologies, Inc. with an address at 4030 W. Braker Lane, Building 2-100, Austin, TX 78759 (hereafter “Patent Owner”). Patent Owner desires to sell or otherwise dispose of a number of patents and patent applications as listed in Attachment A (the “Patents”), and wishes to engage IPotential to arrange for such disposition according to the terms of this Agreement.

In consideration of the mutual promises contained herein, the parties agree as follows:

1.	Engagement. Patent Owner hereby engages IPotential as its exclusive representative in conjunction with the sale or other commercial disposition (collectively “Disposition”) of any or all of the Patents to a third party or parties. IPotential will act as Patent Owner’s representative for a period of twelve (12) months following the Effective Date (the “Term”).

2.	IPotential’s Performance.

(a)	IPotential will use its reasonable and diligent efforts to market and dispose of the Patents. IPotential will regularly inform the Patent Owner Contact as to its progress in this effort.

(b)	As part of its marketing efforts hereunder, IPotential will prepare marketing materials and other materials (“Marketing Materials”) that it reasonably believes (based on its experience marketing and selling patents) will assist in marketing and selling the Patents. IPotential will retain ownership of the Marketing Materials.

(c)	IPotential will bear the costs and expenses of preparing the Marketing Materials.

(d)	IPotential will solicit bids for the Disposition of the Patents from interested potential purchasers and will keep Patent Owner fully informed of its efforts and developments with respect to any bids received.

(e)	Notwithstanding the foregoing, IPotential agrees not to solicit, approach or disclose information regarding the Patents or the fact that they are for sale or other disposition to SMART Modular Technologies, Inc., Samsung Electronics Co., Ltd., Samsung Semiconductor, Inc. or their affiliated entities without Patent Owner’s prior written consent.

3.	Patent Owner’s Performance. During the Term:

(a)	Patent Owner will identify a primary contact through which it will communicate with IPotential (“Patent Owner Contact”).

(b)	Patent Owner will provide reasonable support to IPotential as IPotential carries out its efforts on Patent Owner’s behalf under this Agreement. This support includes, among other things, providing the information and files listed in Attachment B and providing technical support to assist in evaluating products and markets for which the Patents may be relevant.

(c)	Patent Owner has the sole and exclusive right to make all final decisions as to transactions regarding the Patents and expenses incurred in the process of the Disposition of the Patents. IPotential has no authority to bind Patent Owner in any way without Patent Owner’s express prior consent.

(d)	Patent Owner will timely forward to IPotential contact and other relevant background information for any party that prior to the Term had communicated, or during the Term does communicate with Patent Owner regarding any Disposition of any of the Patents. Patent Owner will ensure that, during the Term, IPotential participates in any communication between Patent Owner and any such party.

(e)	Patent owner will pay all maintenance fees and take all other actions reasonably necessary to (i) maintain the Patents in force; and (ii) avoid diminishing the value of the Patents, including without limitation avoiding granting licenses to or encumbrances on the Patents. Notwithstanding the foregoing, Patent Owner is reviewing its current patent applications and may terminate some of these applications. It will promptly inform IPotential of any decisions regarding termination.

4.	Compensation. For IPotential’s services, Patent Owner will pay IPotential as follows.

(a)	Patent Owner will pay IPotential an engagement fee of Zero United States Dollars (US$0) upon execution of this Agreement.

(b)	Patent Owner will pay IPotential a commission based upon the Gross Revenue (as defined in Section 4(c) derived from the Disposition of any or all of the Patents as follows.

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The commission is Twenty Five percent (25%) of Gross Revenue, except with respect to SMART Modular Technologies, Inc., Samsung Electronics Co., Ltd., Samsung Semiconductor, Inc. or their affiliated entities, in which case the commission is Fifteen percent of Gross Revenue (15%).

(c)

Patent Owner will pay IPotential the above commission(s) within five (5) business day following Patent Owner’s receipt of each applicable portion of Gross Revenue. For purposes of this Agreement, “Gross Revenue” means the total of all compensation in any form including cash and/or securities paid to or for the benefit of Patent Owner at any time in a Disposition of any of the Patents consummated with (i) any third party during the Term of this Agreement; and/or (ii) any third party with whom IPotential, Patent Owner or any agent or representative of Patent Owner had any contact regarding any of the Patents, if such consummation occurs no later than one hundred and eighty (180) days following the expiration of the Term. Gross Revenue excludes royalties received by Patent Owner under licenses set forth in Attachment B. Until at least one (1) year after Patent Owner has received all

Gross Revenue relevant to determining its payments to IPotential, Patent Owner will keep reasonable books and records (“Disposition Records”) recording all Dispositions of the Patents, the Gross Revenue received for these Dispositions, and the amount of commission paid to IPotential based on such received value. No more than once per year, IPotential shall have the right to have an auditor reasonably acceptable to Patent Owner review the Disposition Records covering any period for which Patent Owner is required to keep these records, provided that no period may be audited more than once. Patent Owner will provide all reasonable cooperation to the auditor during any such audit, including without limitation providing access to the Disposition Records during regular business hours. If an audit reveals that Patent Owner has underpaid IPotential, Patent Owner will promptly correct such underpayment and will pay interest as set forth in Section 12 on the underpaid amount calculated from the date on which such amount should originally have been paid.

(d)	If Patent Owner consummates a Disposition of any of the Patents in which Patent Owner will receive or otherwise benefit from any deferred compensation, including without limitation receiving a portion of the proceeds generated by asserting or licensing any of the Patents, Patent Owner will include in its Disposition agreement an obligation for each party providing any such deferred compensation to furnish the same financial reports to IPotential as are supplied to Patent Owner for purposes of tracking and reporting such deferred compensation.

(e)	For purposes of this Agreement, “Reserve” means one million United States dollars (US$2,000,000.00).

If any of the bids presented to Patent Owner pursuant to Section 2(d) are bona fide, good faith offers that provide for a payment to Patent Owner upon the close of the Disposition of any of the Patents, and such payment is in excess of the Reserve, and Patent Owner does not close the associated Disposition for any reasons other than (i) the bidder’s failure to close the Disposition on the terms of its bid; or (ii) the bidder’s insistence on additional terms that are not reasonable for similar types of Dispositions involving sellers in a similar situation to Patent Owner, then within five (5) business days of the expiration or termination of the Term, Patent Owner will reimburse IPotential for IPotential’s reasonable documented expenses (including time spent at IPotential’s then current standard hourly rates) incurred in connection with this engagement, not to exceed one hundred thousand United States Dollars (US$100,000.00).

If after making a payment under this Section 4(e), Patent Owner consummates any Disposition of any of the Patents for which IPotential is due a commission pursuant to Section 4(b), then, Patent Owner may subtract from the amount owed pursuant to Section 4(b) any amounts paid under this Section 4(e).

(f)	Patent Owner agrees that the close of any agreement to Dispose of any of the Patents shall be through an escrow established and managed by an escrow agent reasonably acceptable to IPotential (“Escrow Agent”). As part of that escrow, (1) the assignments to, licenses to, or other documents conferring rights upon or benefits to the purchaser of such rights (collectively, the “Assignment Documents”); and (2) any payments made to or for the benefit of Patent Owner for any such Disposition shall be placed in escrow with Escrow Agent. Upon a successful close of any such Disposition, Escrow Agent will convey the Assignment Documents to the purchaser and disburse amounts due to Patent Owner, IPotential and any third parties, all as provided under this Agreement and the patent purchase agreements under which any Patents are Disposed.

5.	Term and Termination.

(a)	At the expiration of the initial Term or any subsequent extension of the Term, Patent Owner can request to extend the Term for an additional period of not less than three (3) months by so notifying IPotential and upon IPotential’s consent (not to be unreasonably withheld) the Term shall be so extended. If Patent Owner does not opt to extend the Term, then this Agreement will expire at the end of the Term. Immediately upon expiration of the Term, each party will destroy (and confirm to the other party the destruction) or return to the other all of the other party’s Confidential Information.

(b)	A party may terminate this Agreement upon written notice to the other party if such other party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of such breach, and the breach is continuing at the time of termination.

(c)	All payment obligations arising under Section 4 will survive any expiration or termination of this Agreement. In addition, the following Sections of this Agreement will survive any expiration or termination of this Agreement, 5(c), 6, 9, 10, 11, and 12.

(d)	Patent Owner may, in its sole discretion, may make a one-time payment to IPotential of One Hundred Thousand ($100,000). Upon receipt by IPotential of this payment, this Agreement shall automatically terminate, but Section 5(c) shall continue to apply, and Patent Owner shall pay IPotential a commission as specified in Section 4 on any the Disposition of any or all of the Patents consummated within 1 year of the termination.

6.

Confidential Information. Except as required by applicable law or regulation or pursuant to an order or subpoena issued by a court or other government body of competent jurisdiction, IPotential shall keep confidential all non-public information provided to it by Patent Owner, and shall not disclose such information to any third party, other than (i) its employees and advisors as IPotential determines have a need to know and that are bound by confidentiality agreements at least as restrictive as the provisions set forth herein and (ii) potential buyers that execute a customary confidentiality agreement. Except as required by applicable law or regulation or pursuant to an order or subpoena issued by a court or other government body of competent jurisdiction, Patent Owner shall keep confidential all non-public materials supplied to it by IPotential, including without limitation all marketing and analysis materials for the Patents supplied by IPotential, other than information in Patent Owner’s possession or knowledge that Patent Owner acquired independently of IPotential, or information independently developed by Patent Owner, and Patent Owner shall not disclose such information to any third party, other than its employees and advisors Patent Owner determines have a need to know and that are bound by confidentiality agreements at least as restrictive as the provisions set forth herein. IPotential acknowledges that Entorian’s parent company, Entorian Technologies Inc., is publicly traded and that Entorian may be required to publicly disclose this Agreement, as well as certain terms of the Agreement.

7.	Expenses. Unless otherwise agreed to in writing, IPotential will pay all its expenses involved in the marketing and Disposition of the Patents. Patent Owner will pay all its expenses involved in the marketing and Disposition of the Patents including its attorneys fees, fees agreed to between Patent Owner and any parties acquiring an interest in the Patents, costs associated with the transfer of the patent files, patent maintenance fees, and other expenses involved in the Disposition of the Patents, such as travel expenses and/or attorney fees incurred in the negotiation of Disposition.

8.	Representations and Warranties. Patent Owner represents and warrants to IPotential that:

(a)	Patent Owner enters into this agreement with the desire and authority to sell or license the Patents for due consideration at the market price, which is at a minimum the Reserve Price.

(b)	Patent Owner has the right and power to enter into and perform this Agreement.

(c)	To Patent Owner’s knowledge, the status of the Patents as identified on Attachment A and the information provided as identified in Attachment B is true and correct.

(d)	Unless otherwise noted, Patent Owner is the sole owner and assignee on the Patents and there are no known issues with the chain of title such as liens, security interests, or other claims to ownership of the Patents by any third party. During the Term, Patent Owner shall maintain ownership of the Patents, and shall not sell, assign, transfer, license, encumber, grant any rights to, or otherwise dispose of the Patents, without IPotential’s consent, except that Patent Owner may terminate some pending patent applications, as set forth in Section 3(e).

(e)	Except as identified in Attachment B, the Patents are not subject to any licenses or other encumbrances, nor are there any known restrictions or limitations on how the Patents may be asserted or enforced.

9.	No Third Party Beneficiaries. This Agreement is entered into for the sole benefit of IPotential and Patent Owner and no other parties are intended to be direct or incidental beneficiaries of this Agreement and no third party shall have any right in, under or to this Agreement.

10.	No Legal Services. Patent Owner understands and acknowledges that IPotential is not a law firm, it does not and will not perform legal services for Patent Owner, and its services should not be used as a substitute for, a replacement of or relied upon as the work of lawyers or a law firm. Patent Owner understands that some intellectual property related services may require IPotential or its contractors to review patents and other documents in order to render IPotential’s services, but IPotential will not be doing that review as lawyers or providing legal advice or opinions. IPotential will, at Patent Owner’s request and direction, work with lawyers the Patent Owner designates.

11.	Limitation of Liability. PATENT OWNER’S LIABILITY ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO THE COMPENSATION PAID TO IPOTENTIAL IN ACCORDANCE WITH SECTION 4. IPOTENTIAL’S LIABILITY ARISING UNDER THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNTS PAID BY PATENT OWNER TO IPOTENTIAL WITH REGARD TO THE PROVISION OF THE SPECIFIC SERVICES THAT GAVE RISE TO THE CLAIM OF LIABILITY, BUT IN NO EVENT WILL SUCH LIABILITY EXCEED THE TOTAL AMOUNT PAID TO IPOTENTIAL PURSUANT TO SECTION 4. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, HOWEVER CAUSED, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF PATENT OWNER AND/OR IPOTENTIAL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

12.

Miscellaneous. This Agreement represents the entire agreement between the parties relating to the subject matter hereof and replaces any prior agreements or understandings. No waiver or modification of the Agreement shall be valid unless in writing signed by each party. Each party is an independent contractor, this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between IPotential and Patent Owner, and neither IPotential nor Patent Owner will have the power to bind the other or incur obligations on the other’s behalf without the other’s separate and specific prior written consent. Neither party is responsible for failure to fulfill any obligations due to causes beyond its control, except that in no event will this provision affect Patent Owner’s obligation to make timely payments due under this Agreement. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. If any provision in this Agreement is determined in any proceeding binding upon the parties to be invalid or unenforceable, that provision will be deemed severed from the remainder of the Agreement, and the remaining provisions of the Agreement will continue in full force and effect. This Agreement is governed by the laws of the State of California without reference to conflict of laws principles. The terms and conditions of this Agreement shall bind and inure to each party’s successors and assigns, provided that IPotential may not assign this Agreement without Patent Owner’s written consent. All payments due hereunder will bear interest at the lower of (a) the highest rate allowed by law, and (b) one percent (1%) per month from the day due until the day paid. All legal notices required hereunder shall be in writing sent to the chief executive officer of the other party at the address listed for such party on the first page of this Agreement, and such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. This Agreement may be signed in counterparts and by facsimile, each of which will constitute an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

IPotential, LLC		Patent Owner

By	/s/ Joe Chernesky	By	/s/ Stephanie Lucie
Name:	Joe Chernesky	Name:	Stephanie Lucie
Title:	President and COO	Title:	SVP, General Counsel
Date:	October 30, 2009	Date:	October 30, 2009